Exhibit 10.4

EXELIS INC.

2011 OMNIBUS INCENTIVE PLAN

TSR AWARD AGREEMENT

THIS AGREEMENT (the “Agreement”), effective as of the      day of             , 2012, by and between Exelis Inc. (the “Company”) and name (the “Participant” or “Executive”), WITNESSETH:

WHEREAS, the Participant is now employed by the Company as an employee, and in recognition of the Participant’s valued services, the Company, through the Compensation and Personnel Committee of its Board of Directors (the “Committee”), desires to provide an opportunity for the Participant to receive a performance-based long-term incentive award, pursuant to the provisions of the Company’s 2011 Omnibus Incentive Plan, effective as of October 31, 2011 (the “Plan”)).

NOW, THEREFORE, in consideration of the terms and conditions set forth in this Agreement and the provisions of the Plan, a copy of which is attached hereto and incorporated herein as part of this Agreement, and any administrative rules and regulations related to the Plan as may be adopted by the Committee, the parties hereto hereby agree as follows:

1.	Grant of Target Award and Performance Period. In accordance with, and subject to, the terms and conditions of the Plan and this Agreement, the Company hereby grants to the Participant a target Award of $xxx,xxx (the “Target Award”) for the Performance Period commencing January 1, 2012 and ending December 31, 2014. Payment of the Award is dependent upon the achievement during the Performance Period of certain performance goals more fully described in Section 2 of this Agreement.

2.	Terms and Conditions. It is understood and agreed that this Award is subject to the following terms and conditions:

(a)	Determination of TSR Award Payout.

(i)	The amount of the TSR Award Payout, if any, for the Performance Period shall be determined in accordance with the following formula:

TSR Award Payout = Payout Factor X Target Award

The “Payout Factor” is based on the sum of two equally weighted calculations: (A) the Company’s total shareholder return (defined and measured in accordance with paragraph (ii) below, the “TSR”) for the Performance Period relative to the TSR for each company in the S&P 1500 Aerospace/Defense Index, determined in accordance with Table 1 below and (B) the Company’s TSR for the Performance Period relative to the TSR for each company in the Concentrated Peer Group (as defined below), determined in accordance with Table 2 below:

TABLE 1: 50% of the total weight of the Payout Factor

If Company’s TSR rank against the S&P 1500 Aerospace/Defense Index is	Payout Factor (% of Target Award)
less than the 25th percentile	0%
at the 25th percentile	50%
at the 50th percentile	100%
at the 75th percentile	200%

Actual results between the 25th percentile and the 75th percentile numbers shown above are interpolated.

TABLE 2: 50% of the total weight of the Payout Factor

If Company’s TSR rank against the Concentrated Peer Group is (including Exelis)	Payout Factor (% of Target Award)
7th or 8th	0%
6th	50%
4th or 5th	100%
3rd	150%
1st or 2nd	200%

(ii)	TSR is the sum of the yields of the dividend and any other extraordinary shareholder payouts over the Performance Period, plus the cumulative percentage change in stock price from the beginning to the end of the Performance Period. For purposes of this Agreement, the stock price at the beginning of the Performance Period will be the average closing stock price over the trading days in the month immediately preceding the start of the Performance Period (December 2011), and the stock price at the end of the Performance Period will be the average closing stock price over the trading days in the last month of the Performance Period (December 2014).

(iii)	The “Concentrated Peer Group” means General Dynamics, L-3 Communications, Lockheed Martin, Huntington Ingalls, Northrop Grumman, Raytheon and SAIC.

(iv)	The “Competitors” means each company in the S&P 1500 Aerospace/Defense Index and each company in the Concentrated Peer Group.

(b)

Form and Timing of Payment of Award. Except as provided in subsection 2(f), payment with respect to an earned TSR Award shall be made as soon as practicable (but not later than March 15th) in the calendar year following the close of the Performance Period. Payment shall be made in cash.

(c)	Effect of Termination of Employment. Except as otherwise provided below, if the Participant’s employment with the Company is terminated for any reason prior to the end of the Performance Period, any Award subject to this Agreement shall be immediately forfeited.

(i)	Termination due to Death or Disability. If the Participant’s termination of employment is due to death or Disability (as defined below), the Award shall vest and will be payable at the time and in the form as provided in subsection 2(b) above based on the Company’s TSR for the entire Performance Period relative to the TSR of the Company’s Competitors for the entire Performance Period, weighted as described in Section 2(a)(i).

(ii)	Termination due to Retirement or Termination by the Company for Other than Cause. If the Participant’s termination of employment is due to Retirement (as defined below) or if the Participant’s employment is terminated by the Company (or a Participant Company, as the case may be) for other than cause (as determined by the Committee), a prorated portion of the Award shall vest (see “Prorated or Other Vesting Upon Retirement or Termination by the Company for Other than Cause” below) and will be payable at the time and in the form as provided in subsection 2(b) above, unless the Participant agrees to, and complies with, the conditions for continued vesting after Retirement (set forth in “Prorated or Other Vesting Upon Retirement” in Section 2(d)(ii)). For purposes of this subsection 2(c)(ii), the Participant shall be considered employed during any period in which the Participant is receiving severance pay, and the date of the termination of the Participant’s employment shall be the last day of any such severance pay period.

Retirement. For purposes of this Agreement, the term “Retirement” shall mean the termination of the Participant’s employment if, at the time of such termination, the Participant is eligible to commence receipt of retirement benefits under a traditional formula defined benefit pension plan maintained by the Company (or would be eligible to receive such benefits if he or she were a participant in such traditional formula defined benefit pension plan) or if no such plan is maintained, the first day of the month which coincides with or follows (x) the Participant’s 60th birthday and (y) the Participant’s completion of 5 years of service as an Employee of the Company or of the Predecessor Corporation.

Disability. For purposes of this Agreement, the term “Disability” shall mean the complete and permanent inability of the Participant to perform all of his or her duties under the terms of his or her employment, as determined by the Committee upon the basis of such evidence, including independent medical reports and data, as the Committee deems appropriate or necessary.

(d)	Prorated or Other Vesting upon Retirement or Termination by the Company for Other than Cause.

(i)	Unless the Participant agrees to, and complies with, the conditions for continued vesting after Retirement (set forth in “Prorated or Other Vesting Upon Retirement” in Section 2(d)(ii)), the prorated portion of the Award that vests due to termination of the Participant’s employment due to Retirement or by the Company for other than cause shall be determined by multiplying (x) the TSR Award Payout that would have been paid based on the Company’s TSR for the entire Performance Period relative to the TSR of the Company’s Competitors, weighted as described in Section 2(a)(i), for the entire Performance Period, by (y) a fraction, the numerator of which is the number of full months the Participant has been continually employed since the beginning of the Performance Period and the denominator of which is 36. For this purpose, full months of employment shall be based on monthly anniversaries of the commencement of the Performance Period. For the avoidance of doubt, continuous employment of a Participant by the Company or an Affiliate for purposes of vesting in the Award granted hereunder shall include continuous employment with the Company for so long as the Participant continues working at such entity.

(ii)

Alternatively, and as additional consideration for the covenant set forth on Appendix B, in the event that a Participant terminates employment because of the Participant’s Retirement, (x) after reaching age 60 or older, and having completed at least 5 years of service as an Employee of the Company or of the Predecessor Corporation, and (y) executes an agreement reasonably acceptable to the Company which agreement binds the Participant to a restrictive covenant in the form set forth in Appendix B, then on the date that the Award would otherwise have become vested, under the original grant of the Award, that portion of the Award will be deemed to be vested; provided that the Participant has not at any time since the date of Participant’s Retirement violated the terms of any restrictive covenant set forth in Appendix A or B (regardless of any Restricted Period set forth therein). If the Participant does violate such restrictive covenant at any time prior to the date that the Award would otherwise have vested under its original grant terms, such Award will terminate and expire in all respects, without further action by the Company and the Participant hereby agrees that the Company shall have all of the remedies and rights set forth in Section 2(h) below.

(e)	Acceleration Event. Notwithstanding anything in the Plan to the contrary, upon the occurrence of an Acceleration Event during the Performance Period, (i) a prorated portion of the Award shall vest based on actual performance though the date of the Acceleration Event (such prorated portion to be determined as provided below in this subsection 2(e)) and shall be paid within 30 days following the Acceleration Event and (ii) the remaining portion of the Award (such remaining portion to be determined as provided below in this subsection 2(e)) shall vest and shall be paid within 30 days following the Acceleration Event. The prorated portion of the Award that vests pursuant to subpart (i) in the prior sentence due to the Acceleration Event shall be determined by multiplying (A) the TSR Award Payout determined based on the Company’s TSR relative to the TSR of the Company’s Competitors, weighted as described in Section 2(a)(i), based on TSR performance for the period beginning January 1, 2012 and ending on the date preceding the date on which the Acceleration Event occurs (the “Prorated Period”), by (B) a fraction, the numerator of which is the number of calendar days in the Prorated Period and the denominator of which is 1,095. The remaining portion of the Award that vests pursuant to subpart (ii) in the first sentence of this subsection 2(e) due to the Acceleration Event shall be determined by multiplying (A) the Target Award by (B) a fraction, the numerator of which is the number of calendar days remaining in the Performance Period as of the date of the Acceleration Event (including day of the Acceleration Event) and the denominator of which is 1,095.

(f)	Tax Withholding. Payments with respect to Awards under the Plan shall be subject to applicable tax withholding obligations as described in Section 15.1 of the Plan, or, if the Plan is amended, successor provisions.

(g)	Participant Bound by Plan and Rules. The Participant hereby acknowledges receipt of a copy of the Plan and this Agreement and agrees to be bound by the terms and provisions thereof. The Participant agrees to be bound by any rules and regulations for administering the Plan as may be adopted by the Committee prior to the settlement of the Award subject to this Agreement. Terms used herein and not otherwise defined shall be as defined in the Plan.

(h)	Restrictive Covenant Violation. Participant acknowledges and recognizes the highly competitive nature of the businesses of the Company and its Affiliates and accordingly agrees to the provisions of Appendix A and, if applicable, Appendix B to this Agreement. If the Participant breaches such restrictions in Appendix A or Appendix B to this Agreement, the Participant hereby agrees that, in addition to any other remedy available to the Company in respect of such activity or breach, the Participant’s Award will be forfeited or, if the Participant has disposed of all or any portion of such Award prior to the date of such forfeiture, then, in respect of all or any portion of such Award, an amount equal to the aggregate after-tax proceeds (taking into account all amounts of tax that would be recoverable upon a claim of loss for payment of such proceeds in the year of repayment) the Participant received upon the sale or other disposition of, or distributions in respect of, the Participant’s Award.

(i)	Governing Law. This Agreement is issued in McLean, Virginia, and shall be governed and construed in accordance with the laws of the State of New York, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its Chief Executive Officer and President, or a Vice President, as of the      day of             , 2012.

Agreed to:	Exelis Inc.

Participant

Dated:	Dated: , 2012

Enclosures

TSRAgreement-gen-2012

Appendix A

Restrictive Covenants

1.	Non-Solicit.

(a) Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and its affiliates and accordingly agrees as follows:

(i) Executive will not, within twelve months following the termination of his or her employment with the Company for any reason (the “Post-Termination Period”) or during Executive’s employment (collectively with the Post-Termination Period, the “Restricted Period”), influence or attempt to influence customers of the Company or its subsidiaries or any of its present or future subsidiaries or affiliates, either directly or indirectly, to divert their business to any individual, partnership, firm, corporation or other entity then in competition with the business of the Company or any subsidiary or affiliate of the Company.

(ii) During the Restricted Period, Executive will not, and will not directly or indirectly, cause any other person to, initiate or respond to communications with or from, any employee of the Company or its subsidiaries during the twelve-month period prior to the termination of such employee’s employment with the Company, for the purpose of soliciting such employee, or facilitating the hiring of any such employee, to work for any other business, individual, partnership, firm, corporation, or other entity; and

(b) It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Appendix A to be reasonable, if a final judicial determination is made by a court of competent jurisdiction, that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

(c) The period of time during which the provisions of this Appendix A shall be in effect shall be extended by the length of time during which Executive is in breach of the terms hereof as determined by any court of competent jurisdiction on the Company’s application for injunctive relief.

2.	Survival.

(a) The provisions of this Appendix A shall survive the termination of Executive’s employment for any reason.

Appendix B

Additional Restrictive Covenant Upon Retirement

3.	Non-Competition.

(a) Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and its affiliates and accordingly agrees as follows:

(i) Executive will not, within the period during which the Award remains unvested following the termination of his employment with the Company for any reason (the “Post-Termination Period”) or during Executive’s employment (collectively with the Post-Termination Period, the “Restricted Period”), accept an employment or consulting relationship (or own or have any financial interest in), directly or indirectly, with any entity engaged in the business of providing [Command, Control, Communications, Computers, Intelligence, Surveillance and Reconnaissance (C4ISR) related products and systems and information and technical services to military, government and commercial customers within the United States].

Notwithstanding anything to the contrary in this Agreement, Executive may, directly or indirectly own, solely as an investment, securities of any Person which are publicly traded on a national or regional stock exchange or on the over-the-counter market if Executive (i) is not a controlling person of, or a member of a group which controls, such person and (ii) does not, directly or indirectly, own 5% or more of any class of securities of such Person.

(b) It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Appendix B to be reasonable, if a final judicial determination is made by a court of competent jurisdiction, that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

(c) The period of time during which the provisions of this Appendix B shall be in effect shall be extended by the length of time during which Executive is in breach of the terms hereof as determined by any court of competent jurisdiction on the Company’s application for injunctive relief.

4.	Survival.

(a) The provisions of this Appendix B shall survive the termination of Executive’s employment for any reason.